Exhibit 99.1


TVI Corporation



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                7100 Holladay Tyler Road, Suite 300 o Glenn Dale, Maryland 20769
                                           Tel: 301-352-8800 o Fax: 301-352-8818



                TVI Corporation Third Quarter Sales Increase 135%
                         Operating Income Increases 188%

GLENN DALE, MD -- November 5, 2003 -- TVI Corporation (OTC BB: TVIN), today announced that sales increased 135% to $7.2 million for the third quarter ended September 30, 2003, from $3.0 million for the third quarter of 2002. Operating income increased 188% to $2.3 million for the third quarter of 2003, compared to $0.8 million for the same period last year. TVI Corporation is a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies.

Sales increased 204% to $19.6 million for the nine months ended September 30, 2003, compared to $6.5 million for the same period last year. Operating income increased 368% to $6.1 million for the first nine months of 2003, from $1.3 million for the same period last year.

Net income for the third quarter of 2003 was $1.4 million or $0.051 per basic share and $0.048 per fully diluted share, compared to $0.8 million or $0.030 per basic share and $0.027 per fully diluted share for the third quarter of 2002. Net income for first nine months of 2003 was $3.8 million or $0.139 per basic share and $0.128 per fully diluted share, compared to $1.3 million or $0.050 per basic share and $0.046 per fully diluted share for the same period last year.

Operating income margins increased to 32% for the third quarter of 2003 from 26% for the third quarter of 2002 and increased to 31% for the first nine months of 2003 from 20% for the first nine months of 2002.

During the third quarter, the Company generated $1.2 million in operating cash flow and cash totaled $4.4 million at September 30, 2003. TVI Corporation continues to operate with no bank debt.

At the end of the third quarter, TVI's backlog was approximately $5.2 million that included orders received from commitments from the State of Washington, the State of California, the District of Columbia, and the Department of Defense. TVI currently has a backlog in excess of $7.3 million.

"We are pleased with our progress this year in revenue growth and profitability," stated Rick Priddy, CEO of TVI Corporation. "We have sold our decontamination equipment in 12 states and 6 countries so far this year, and expect more by year end. We will continue to market our shelters, decontamination systems and recently introduced isolation systems to public health and first response agencies around the world. The market for our equipment has grown tremendously since the events of September 11th.. "Our fundamental business and growth strategies are producing significant results, and we are enthusiastic about our growth prospects for 2004 and beyond. The financial, technical and human investments we have made in manufacturing capacity and infrastructure, and sales and marketing have already delivered substantial gains, while positioning our business for future growth. Our commitment is to keep health care providers and first responders equipped with the latest technology in case of a natural disaster or terrorist incident."

TVI announced today that it has retained a financial public relations firm to provide comprehensive shareholder and investor relations services. As the

Company's strategic shareholder communications advisor, Mike Frank Associates, LLC, will work closely with TVI management to develop a comprehensive investor relations program to increase awareness of the Company throughout the investment community.

"We are proud of our technological and financial accomplishments and are embarking on a proactive campaign to educate the investment community about our achievements and growth strategies going forward," stated TVI CEO, Rick Priddy. "Mike Frank Associates will play an important role in helping develop and deliver the TVI message to our shareholders and the financial community at large. Our goal is to increase our awareness, drive shareholder value and trade on a widely recognized national exchange."

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies. TVI is a primary source to the military for thermal targets and thermal decoys. TVI's stock trades on the OTC Bulletin Board under the symbol "TVIN."

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners.

Information contained in this press release constitutes forward-looking statements within the meaning of the securities laws and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as "should", "believes", expects", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time and costs involved in the marketing and promotion for our products; the possible cancellation of existing orders for our products; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements.

For more  information  concerning  TVI,  please  visit  us at:  www.tvicorp.com.
                                                                ---------------

Contact:     TVI Corporation, Glenn Dale

             Richard Priddy, CEO                301-352-8800

             Tom Plunkett, VP of Finance        301-352-8800

             Mike Frank                         201-659-0101
                                                mike@mikefrankassociates.com


                                 TVI CORPORATION
                               STATEMENT OF INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                         THREE MONTHS EDNED          NINE MONTHS ENDED
                                                            SEPTEMBER 30,              SEPTEMBER 30,
                                                          2003         2002          2003         2002
                                                       ----------   ----------    ----------   ----------
NET SALES                                                   7,207        3,062        19,645        6,462

COST OF SALES                                               3,256        1,511         9,023        3,381
                                                       ----------   ----------    ----------   ----------

GROSS PROFIT                                                3,951        1,551        10,622        3,081

SELLING, GENERAL AND ADMINISTRATIVE  EXPENSES               1,675          761         4,505        1,774
                                                       ----------   ----------    ----------   ----------

OPERATING INCOME                                            2,276          790         6,117        1,307
                                                       ----------   ----------    ----------   ----------

OTHER INCOME (EXPENSE)                                          6           (3)           16           (5)
                                                       ----------   ----------    ----------   ----------

INCOME BEFORE INCOME TAXES                                  2,282          787         6,133        1,302

PROVISION FOR INCOME TAX EXPENSE                              877            0         2,364            0
                                                       ----------   ----------    ----------   ----------
NET INCOME                                                  1,405          787         3,769        1,302
                                                       ==========   ==========    ==========   ==========

BASIC EARNINGS PER COMMON SHARE                             0.051        0.030         0.139        0.050

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES             27,284       26,624        27,198       26,110
OUTSTANDING

DILUTED EARNINGS PER COMMON SHARE                           0.048        0.027         0.128        0.046

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND       29,484       28,991        29,473       28,301
EQUIVALENTS OUTSTANDING

                                 TVI CORPORATION
                                  BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                 SEPTEMBER 30,     DECEMBER 31,
                                                      2003             2002
                                                 -------------    -------------
(Unaudited) (Audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                4,373            1,615
Accounts receivable                                      5,772            2,964
Inventories                                              1,790              887
Deferred tax assets                                          0            1,358
Prepaid Expenses & Other current assets                    262              111
                                                 -------------    -------------
       Total Current Assets                             12,197            6,935
                                                 -------------    -------------

PROPERTY,PLANT AND EQUIPMENT
Property,plant and equipment,net                           638              153
                                                 -------------    -------------

OTHER ASSETS
Patents,net                                                104               88
Other assets                                                31               24
                                                 -------------    -------------
      Net Other Assets                                     135              112
                                                 -------------    -------------

TOTAL ASSETS                                            12,970            7,200
                                                 =============    =============


LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable and accrued interest                           0                0
Current portion of long term debt                            0                0
Accounts payable                                           648              580
Accrued liabilities                                      2,148              302
                                                 -------------    -------------
     Total Current Liabilities                           2,796              882
                                                 -------------    -------------

Long term debt,net of current portion                        0                0

                                                 -------------    -------------
TOTAL LIABILITIES                                        2,796              882
                                                 -------------    -------------

STOCKHOLDERS' EQUITY
Preferred stock                                             53               53
Common stock                                               273              269
Additional paid in capital                              12,458           12,376
Accumulated deficit                                     (2,610)          (6,380)
                                                 -------------    -------------
TOTAL STOCKHOLDERS' EQUITY                              10,174            6,318
                                                 -------------    -------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                12,970            7,200
                                                 =============    =============